                       RESTATED EQUITY PURCHASE AGREEMENT

            RESTATEMENT, dated as of March 30, 1999, of the Agreement, dated as of August 15, 1996, as amended by the Amendment Agreement, dated as of July 23, 1998, by and among EDGAR ONLINE, INC. (F/K/A CYBERNET DATA SYSTEMS, INC.), a Delaware corporation with principal executive offices at 50 Washington Street, Norwalk, Connecticut ("EOI"); BOWNE & CO., INC., a Delaware (formerly a New
York) corporation with principal executive offices at 345 Hudson Street, New York, New York ("Bowne"); GLOBIX CORPORATION, a Delaware corporation with offices at 295 Lafayette Street, New York, New York ("Globix"); MARC STRAUSBERG and SUSAN STRAUSBERG, individuals residing at 2 DeForest Road, Wilton, Connecticut (respectively "Marc Strausberg" and "Susan Strausberg", or collectively, the "Current Shareholders"); and MICHAEL HOROWITZ, an individual residing at 355 West End Avenue, New York, New York ("Horowitz").

                              W I T N E S S E T H :

            WHEREAS, EOI, Bowne, the Current Shareholders and Horowitz entered into the August 15, 1996 Equity Purchase Agreement (the "Original Agreement"), which provided for the purchase by Bowne of shares of EOI's capital stock from EOI, the Current Shareholders and Horowitz and set forth certain rights and obligations of the parties with respect to the ownership, purchase and alienation of stock of EOI; and

            WHEREAS, Globix entered into a Securities Purchase Agreement with EOI on July 23, 1998 and, as a consequence thereof, the parties to the Original Agreement and Globix entered into the Amendment Agreement of July 23, 1998 (the "Amendment Agreement") which,


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among other things, deleted Horowitz as a party to the Original Agreement as amended by the Amendment Agreement (except with respect to the provisions relating to his sale of shares of EOI to Bowne), and added Globix as a party to the Original Agreement as amended by the Amendment Agreement, effective July 23, 1998, and otherwise amended certain terms of the Original Agreement; and

            WHEREAS, the parties desire to restate the Original Agreement as amended by the Amendment Agreement into one document (hereinafter called this "Agreement") and to extend the maturity of the New Notes (as hereinafter defined);

            NOW, THEREFORE, for and in consideration of their mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties named above intending to be bound hereby now mutually agree as follows:

            1. Stock Purchases by Bowne. By means of the three (3) transactions described below in Sections 1(A), (B) and (C), Bowne or its nominee will simultaneously acquire an aggregate of two hundred fifty thousand (250,000) shares of EOI's capital stock, which will cumulatively represent approximately one sixth (1/6) of EOI's outstanding capital stock as of the consummation of such transactions, and the total cost to Bowne for such 250,000 shares will not exceed $850,000. The date upon which these three transactions will occur is hereinafter called the "Closing Date," and the parties will use their best efforts to consummate such transactions on August 15, 1996.

            (A) On the Closing Date, EOI will issue one hundred thousand (100,000) new shares of its capital stock (the "New Shares") to Bowne or to Bowne's nominee, thereby raising to 1,521,989 the aggregate number of its shares which on such date are either outstanding or


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

issuable pursuant to outstanding warrants. On the date of the issuance of the New Shares, Bowne will pay EOI an aggregate gross purchase-price of $500,000 for the New Shares, representing the negotiated price of $5.00 per share. As provided later in Section 2 of this Agreement, Bowne may apply its preexisting credit of $112,500 towards the aforementioned purchase-price for the New Shares, in which case Bowne's actual remittance to EOI for the New Shares will be in the net amount of $387,500, payable on the Closing Date. Immediately upon payment of this net purchase-price, all of the New Shares will be duly registered in the name of Bowne or its nominee and will be deemed to be fully-paid and non-assessable, with full voting power, and none of them will be restricted in any way. If any transfer tax is applicable to the issuance of the New Shares, the parties will each pay one half thereof within thirty (30) days after the issuance of the New Shares. The proceeds EOI receives from this new issue will be reinvested in its "EDGAR ONLINE" business described later herein.

            (B) Secondly, again on the Closing Date, the Current Shareholders will jointly and severally sell to Bowne or its nominee, and Bowne or its nominee will purchase from the Current Shareholders, one hundred thousand (100,000) shares of EOI capital stock from among the previously issued and outstanding shares owned on such date by one or both of the Current Shareholders personally (the "Strausberg Shares"). Upon the transfer of the Strausberg Shares, Bowne or its nominee will pay the Current Shareholders an aggregate purchase-price of $250,000 for them, representing the negotiated price of $2.50 per share. Unless otherwise agreed, the purchase-price will be paid in equal halves to each of Marc Strausberg and Susan Strausberg. Immediately upon payment of this purchase-price, all of the 100,000 Strausberg Shares will be duly registered in the name of Bowne or its nominee and will be deemed to be fully-paid and non-assessable, with full voting power. None of the Strausberg Shares will be


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

restricted in any way once they have been transferred to Bowne or its nominee, and either EOI or one or both of the Current Shareholders will bear all the costs of removing any restrictive legends or other limitations that may currently apply to the Strausberg Shares. If any transfer tax is applicable to the issuance of the Strausberg Shares, the Current Shareholders will bear one half thereof and Bowne will bear the other half.

            (C) Thirdly, also on the Closing Date, Horowitz will sell to Bowne or its nominee, and Bowne or its nominee will purchase from Horowitz, fifty thousand (50,000) shares of EOI capital stock (the "Horowitz Shares"). Upon such transfer of the Horowitz Shares, Bowne or its nominee will pay Horowitz an aggregate purchase price of $125,000 for them, representing the negotiated price of $2.50 per share. As of August 1, 1996 the Horowitz Shares were authorized but had not yet been issued, although Horowitz held warrants of EOI which were convertible into more than that number of shares; therefore, in order to be able to sell the Horowitz Shares to Bowne or its nominee, Horowitz will have converted prior to the Closing Date the number of his warrants that will make him the lawful and registered owner of at least 50,000 shares of EOI capital stock on the Closing Date. Horowitz will bear for his own account all the costs of such conversion, including the payment of the conversion price of five (5) cents per share to EOI, and neither Bowne nor its nominee will be liable for any of such expenses or for any payment to EOI relating thereto. Following the acquisition of the Horowitz Shares by Bowne or its nominee, all the Horowitz Shares will be duly registered in the name of Bowne or its nominee and will be deemed to be fully-paid and non-assessable, with full voting power. None of the Horowitz Shares will be restricted in any way once they have been transferred to Bowne or its nominee, and EOI will bear all the costs of removing any restrictive legends or other limitations that may currently apply to the warrants or which may attach to the Horowitz


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

Shares prior to or as a result of their acquisition by Bowne. If any transfer tax is applicable to the issuance or transfer of the Horowitz Shares, Horowitz will bear one half thereof and Bowne will bear the other half. No new warrants will be issued by EOI to replace those converted by Horowitz without the prior express consent of Bowne.

            (D) The three distinct purchases of EOI stock referred to in Sections 1(A), (B) and (C) above constitute integral parts of the same equity acquisition, and Bowne or its nominee in its sole discretion may elect not to complete any or all of these transactions if any one or more of them, for any reason, cannot be or is not duly consummated simultaneously with the others on the Closing Date in accordance with this Agreement.

            (E) The Closing Date is scheduled for Thursday, August 15, 1996, subject to postponement by mutual agreement if all the parties concur that such postponement is necessary. In no event will the Closing Date occur later than November 18, 1996, unless Bowne expressly consents to a postponement of the Closing Date, and if it has not occurred by then, Bowne may, but need not, terminate this Agreement and will have no further obligations hereunder to any of the parties.

            2. Cancellation of Promissory Notes. Prior to August 15, 1996, Bowne has made two loans to EOI for use as operating capital. On May 22, 1996, Bowne loaned EOI $50,000, while EOI in turn delivered its promissory note in like amount to Bowne. On July 12, 1996, Bowne loaned an additional $25,000 to EOI, and EOI again delivered its promissory note in like amount to Bowne. These two promissory notes (the "Original Notes") provided among other things that if both the principal amounts were repaid in full on or before November 18, 1996 (the "Original Notes Maturity Date"), the Original Notes would not bear interest, although interest will accrue thereafter if not repaid on the Original Notes Maturity Date. Furthermore,


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

letter agreements which accompanied the Original Notes, respectively dated May 21 and July 12, 1996, provided that if Bowne were to invest in any EOI stock within 180 days after the delivery of the Original Notes, the Original Notes need not be repaid but will be convertible into an aggregate credit of $112,500 applicable towards the purchase-price of EOI's capital stock. Therefore, if the three simultaneous purchases of EOI stock described in Section 1 hereinabove are duly consummated in accordance with this Agreement, then Bowne or its nominee may surrender the Original Notes and receive a credit of $112,500 towards the purchase-price of the New Shares. This is the credit referred to in Section 1(A) above, which will reduce the purchase-price payable by Bowne for the New Shares from $500,000 to $387,500. Upon the issuance of the New Shares, the Original Notes will be deemed canceled and so marked. If, however, consummation of the three stock purchases described in Section 1 should be delayed through no fault of Bowne, and if, further, Bowne nevertheless elects to consummate such purchases at a later date rather than terminating this Agreement, then the aforementioned credit of $112,500 may still be applied towards the purchase-price of the New Shares, and the Original Notes will be deemed canceled as of the actual Closing Date. However, if the Closing Date occurs later than the Original Notes Maturity Date, any interest which EOI will then owe Bowne on the Original Notes may also be applied by Bowne or its nominee towards the purchase-price of the New Shares.

            3. Additional Loans. (A) As of July 23, 1998, Bowne has made various loans to EOI aggregating $500,000 principal amount, evidenced by promissory notes of EOI, dated January 7, 1997, February 6, 1997, March 4, 1997, April 1, 1997, April 17, 1997, June 24, 1997 and August 1, 1997 (collectively, the "New Notes"), which New Notes have been unconditionally guaranteed by Marc Strausberg (the "Guarantee"). The New Notes shall


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

continue in full force and effect, except that the maturity date of each Note is hereby extended to February 28, 2000 (the "Extended New Notes Maturity Date"); provided, however, that in the event an initial public offering of EOI (of the type contemplated by Section 22 hereof) is consummated prior to the Extended New Notes Maturity Date, then EOI, at the time such initial public offering is closed, shall pay all the New Notes in full from the proceeds of such offering. Marc Strausberg hereby consents to the Extended New Notes Maturity Date and agrees and confirms that the Guarantee shall remain in full force and effect until the payment in full of all amounts due under the New Notes.

            (B) Bowne hereby irrevocably and unconditionally surrenders all rights to convert the New Notes into shares of common stock of EOI, par value $.01 per share (the "Common Stock").

            4. Addition and Deletion of Parties. The parties hereby acknowledge that Globix shall be made a party to this Agreement effective July 23, 1998 and Globix specifically acknowledges and agrees to be bound by the terms of this Agreement. The parties further acknowledge that Horowitz is to be deleted and removed from this Agreement, effective July 23, 1998, except for Sections 1(C), 9(B) and 9(C) hereof. Each of the Current Shareholders consents and agrees that each stock certificate evidencing his or her respective shares of Common Stock shall bear the following legend (and each of Bowne and Globix agrees that each stock certificate evidencing its respective shares of Common Stock shall bear the second sentence of the following legend): "THE TRANSFER OR SALE OF THIS SECURITY IS SUBJECT TO THE TERMS OF A RESTATED EQUITY PURCHASE AGREEMENT, DATED AS OF MARCH __, 1999, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY. THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR


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

ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE SOLD UNLESS IT HAS BEEN REGISTERED UNDER SUCH ACT AND ALL SUCH APPLICABLE LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE."

            5. Right of Inclusion. From and after July 23, 1998, Bowne and Globix shall have the following rights in the event that the Current Shareholders, or any one or more of them, wishes, directly or indirectly, to sell, transfer, assign or otherwise dispose of any of his or her shares of Common Stock (a "Transfer") to any third party other than to his or her spouse or children who become a party to this Agreement and assume the Current Shareholders' obligations hereunder. Such rights will apply to any shares of Common Stock owned by the Current Shareholders on July 23, 1998 and any shares they may acquire hereafter by way of a stock split, stock dividend, reverse stock split, recapitalization, reorganization, merger, consolidation or the like (the "Owned Securities"). Such rights shall be in addition to, and not in lieu of, all other rights set forth in this Agreement and are on the following terms:

            (A) Transfer Notice. Prior to any Transfer, the Current Shareholder or Shareholders who have received an offer to purchase all or any part of his or her shares of Owned Securities shall give written notice of the proposed Transfer (the "Transfer Notice") to Bowne and Globix specifying the type and number of Owned Securities which such Current Shareholders wish to Transfer (the "Offered Securities"), the name of the buyer, the proposed purchase price therefor (the "Price"), and all other material terms and conditions of the proposed Transfer and setting forth a representation of such Current Shareholders that the terms reflect an actual, bona fide, arm's-length offer from an unaffiliated financially responsible person (such offer being herein called a "Bona Fide Offer" and such prospective buyer being herein called the


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

"Buyer"), and an agreement from the Buyer to purchase from Bowne and/or Globix within the time prescribed in said Bona Fide Offer, but not later than the earlier of the purchase from any selling Current Shareholder or 60 days after delivery of the Inclusion Notice, as defined below (the "Purchase Offer"), at the option of Bowne and/or Globix, a Pro Rata (as defined below) number of shares of Bowne's and/or Globix's Common Stock, on the same terms and conditions as are applicable to the Offered Securities, all of which terms shall be specified in the Purchase Offer, except that neither Bowne nor Globix shall be required to provide any representation or warranty or other undertaking other than with respect to its ownership of, and authority to transfer, such shares of Common Stock free and clear of all liens. As used herein, "Pro Rata" shall mean that percentage of the total number of shares of Common Stock owned or deemed to be owned (through derivative securities or otherwise) by Bowne and Globix equal to the proportion of the number of shares of Offered Securities to the total number of shares of Owned Securities owned or deemed to be owned (through derivative securities or otherwise) by such selling Current Shareholders.

            (B) Bowne and Globix's Rights. For a period of thirty (30) days following its receipt of the Transfer Notice, Bowne and Globix shall each have the right to: (i) to accept the Purchase Offer from Buyer (the "Inclusion Right"), which right shall be exercisable by delivery to such Current Shareholders of a notice (the "Inclusion Notice") of acceptance, which right shall expire if unexercised within such 30-day period; or (ii) to elect not to accept the Purchase Offer. During such period EOI shall make available to Bowne and Globix any information relating to EOI, financial or otherwise, as Bowne or Globix may reasonable request in order to assist it in determining which of the foregoing options to elect.

            (C) Inclusion Right. If Bowne or Globix elects to exercise its respective


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Inclusion Right and to accept the Purchase Offer, the Buyer shall purchase the
Common Stock with respect to which a Purchase Offer was accepted by Bowne and/or Globix along with the shares of Offered Securities being sold to Buyer by the Current Shareholders on the terms and for the consideration set forth in the Purchase Offer within sixty (60) days after the delivery of the Inclusion Notice (or any earlier time that shares are purchased from any selling Current Shareholder); provided, however, if such sales are not consummated on or before such date, the Current Shareholders shall not sell his or her shares thereafter to Buyer or any other person without first delivering a Transfer Notice and again offering Bowne and Globix the aforesaid Inclusion Right.

            (D) When Bowne and/or Globix Declines to Exercise its Rights. If Bowne or Globix does not deliver an Inclusion Notice within thirty (30) days after receipt of a Transfer Notice, then such Current Shareholders shall have the right, for a period of sixty (60) days from the earlier of (i) the expiration of such period in which Bowne and Globix had to elect to deliver such notices, or (ii) the date on which the selling holders have received notice from Bowne and Globix that they will not exercise the Right of Inclusion, to sell to the Buyer the Offered Securities under this Section 5 at a price not less than the Price and on the other terms set forth in the Transfer Notice. If the Offered Securities are not sold to the Buyer during such 60-day period, then the Offered Securities and the rest of the Current Shareholders' shares of Owned Securities will not thereafter be sold without first delivering a Transfer Notice and again offering Bowne and Globix the aforesaid Inclusion Right.

            6. Anti Dilution and Registration Rights. (A) In addition to all other rights afforded Bowne and Globix under the terms of this Agreement, each of Bowne and Globix shall have the right, but not the obligation, to participate in any transaction in which EOI raises capital


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

through the sale of Common Stock or derivative securities to bona fide third parties, but exclusive of any bona fide options which may be issued after the date hereof to directors, officers or employees of the Company pursuant to any stock option plan(s) adopted by the Company ("Capital Transaction") to the extent, and only to the extent, necessary to maintain the percentage ownership in EOI (giving effect to any derivative securities owned by each of Bowne and Globix) held by each immediately preceding the Capital Transaction. For purposes of this Section 6, EOI will give written notice to Bowne and Globix of any Capital Transaction, including the number of shares of Common Stock to be sold to the third party, the number of shares that each of Bowne and Globix shall be entitled to purchase to maintain their percentage ownership in EOI immediately proceeding the Capital Transaction, the price for such share and such other information relating to EOI that Bowne and/or Globix may reasonably request. Each of Bowne and Globix shall have thirty days to elect to purchase some or all of the shares of Common Stock they are entitled to purchase hereunder at the price paid by the bonafide third party in the Capital Transaction, which payment shall be made in United States currency against delivery to the purchaser of certificates registered in its name for the Common Stock purchased. Such Common Stock purchased shall be duly issued, fully paid and non-assessable and shall be free and clear of all liens and restrictions on transfer except as provided by applicable securities laws. Failure to exercise the foregoing right in the case of one Capital Transaction shall not prevent its exercise in the event of any subsequent Capital Transaction.

            (B) In addition to all other rights afforded Bowne and Globix under the terms of this Agreement, each of Bowne and Globix shall have the right to piggy back registration, all as more particularly set forth in the Registration Rights Agreement attached hereto as Exhibit A (the "Registration Rights Agreement"). For this purpose, Bowne shall be considered a party to


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the Registration Rights Agreement, the term "Registerable Securities" shall include any shares of Common Stock now owned or hereafter acquired by Bowne, and Bowne shall be considered a "Holder" for all purposes of the Registration Rights Agreement. No amendment to the Registration Rights Agreement shall serve to diminish the rights given to Bowne hereunder but any improvement in such rights shall be for the benefit of Bowne.

            7. Board Membership. The parties hereto agree to vote their respective shares of Common Stock to (i) authorize the expansion of the Board of Directors to seven (7) members; and (ii) to elect (and re-elect from time to time) one designee of Globix and one designee of Bowne as members of such Board. Increase of the Board of Directors to a number greater than seven (7) shall require the consent of Bowne and Globix, which consent shall not be unreasonably withheld or delayed. In the event that the Current Shareholders should sell or transfer some or all of their EOI stock, their shares will become restricted in such a manner as to require the new holder or holders thereof to cause the election (and reelection) of Bowne's and Globix's designees to the EOI Board of Directors. Robert Johnson is hereby designated as the Bowne appointed director on the EOI Board of Directors; provided, however, that if Mr. Johnson shall at any time resign from the Board, Bowne may designate a replacement nominee by written notice to EOI.

            8. Representations and Warranties by EOI. As of both August 15, 1996 and the Closing Date, EOI represents and warrants to Bowne and its nominee as follows:

            (A) EOI is a Delaware corporation duly organized, validly existing and in good standing, and that it has all requisite corporate power and legal authority to own its properties, carry on its businesses as now conducted, issue its securities, and perform its obligations hereunder, including the approval of its shareholders and its board of directors to


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agree to such obligations; and EOI will deliver on the Closing Date a good standing certificate from Delaware;

            (B) EOI is duly qualified as a foreign corporation and in good standing in Connecticut, where its only offices are located , and there is no other jurisdiction where failure to be qualified, licensed or registered would have a material adverse effect upon EOI; and EOI will deliver on the Closing Date a good standing certificate from Connecticut;

            (C) EOI is in compliance with all applicable laws and with all applicable rules and regulations of governmental entities, noncompliance with which would have a material adverse effect on EOI, on its businesses as now conducted, or on its right to conduct such businesses or to have its securities outstanding;

            (D) EOI currently has 1,100,000 shares of a single class of Common Stock issued and outstanding, out of a total authorized aggregate of 2,000,000 shares, which number includes 100,000 shares issued to Horowitz upon the conversion of his warrants but does not include the New Shares; and EOI also has outstanding 321,989 warrants convertible into a like number of additional shares of the same Common Stock, regardless of whether such stock is referred to in any particular instrument as having a par value of $.01 or of $.001; and all of such shares have been duly issued or authorized for issue by EOI's Board of Directors; all of them comply with any applicable federal or state securities regulations; and none of the outstanding shares, including those to be issued under this Agreement, are uncertified;

            (E) The documents delivered herewith include true and complete copies of EOI's certificate of incorporation and by-laws, as well as the full provisions of its Common Stock and its warrants;

            (F) The Board of Directors of EOI currently consists of three (3) members and


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the maximum permissible size of the board under its by-laws is at least four (4)
members;

            (G) All financial statements which EOI has supplied or made available to Bowne on August 15, 1996 or at the Closing Date present fairly the financial position of EOI as of the dates indicated therein;

            (H) There is no suit, action, litigation, preliminary injunction or administrative, arbitration or other proceeding or governmental investigation or inquiry pending or, to EOI's knowledge, threatened against EOI which, if adversely determined, would have a material adverse effect on EOI or on its ability to perform its obligations hereunder;

            (I) EOI has furnished Bowne with true and complete copies of all its material contracts with customers and suppliers, and is not in default respecting any thereof or, if any default exists or may with the passage of time come into being, EOI will at or before the Closing Date cure such default, including any default in the payment of its monetary obligations under, or in the performance of any material covenant or obligation to be performed pursuant to, any such contracts, nor is any third party in default in the payment of any monetary obligation under, or in the performance of any material covenant or obligation to be performed by it pursuant to, any of such contracts;

            (J) EOI's service offerings "EDGAR ONLINE" and "Bowne EDGAR ONLINE" have all necessary governmental approvals and do not violate the rights of any third party;

            (K) The trade name "EDGAR ONLINE" is a registered service mark of EOI, and EOI is the successor in interest to Sindex, Inc. with respect to the certain Trademark License Agreement between Sindex and the SEC dated September 15, 1995 relating to use of the


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

"EDGAR ONLINE" service mark; and

            (L) The Original Notes and the letter agreements which accompanied the Original Notes represent binding legal obligations of EOI, until duly canceled and surrendered by Bowne, having all been entered into with full corporate power and legal authority.

            9. Representations and Warranties by the Current Shareholders and Horowitz. As of both August 15, 1996 and the Closing Date:

            (A) The Current Shareholders jointly and severally warrant and represent to Bowne and its nominee that they are the lawful owners of one million (1,000,000) shares of EOI capital stock including the Strausberg Shares, with full power to undertake their obligations in this Agreement, but they are not the owners of any of the warrants of EOI;

            (B) Horowitz warrants and represents to Bowne and its nominee that he is the lawful owner of the 100,000 shares of EOI capital stock which include the Horowitz Shares, with full power to undertake his obligations in this Agreement, but he is not the owner of any warrants convertible into EOI capital; and

            (C) The Current Shareholders and Horowitz jointly and severally warrant and represent to Bowne and its nominee that, to the best of their knowledge and belief respectively, (i) the financial statements of EOI delivered to Bowne present its financial position fairly as of the dates upon which they were delivered; (ii) there is no litigation or other legal or governmental process pending or threatened against EOI or against them individually which, if adversely determined, would have a material adverse effect on EOI and its businesses, on their respective equity interests in EOI, or on their ability to perform their obligations under this Agreement; and (iii) EOI is in compliance with all applicable laws and all rules and regulations of governmental entities, noncompliance with which would have a material adverse effect on EOI and its


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

businesses, on their respective equity interests in EOI, or on their ability to perform their obligations under this Agreement.

            10. Representations and Warranties by Bowne. Bowne represents and warrants to EOI as of August 15, 1998 that it has all necessary corporate authority to enter into this Agreement and to make the investments in EOI called for by this Agreement. More specifically, Bowne is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Furthermore, at a regular meeting on June 27, 1996, attended by all its members, the Board of Directors of Bowne expressly authorized the purchases of EOI stock contemplated by Section 1 of this Agreement and empowered Bowne's management to negotiate and execute this Agreement and the License referred to hereinbelow in
Section 12. No shareholder action is required in order to make this Agreement a fully binding obligation of Bowne and its nominee. In addition, Bowne represents that it is purchasing EOI securities for investment purposes only and for its own account and not with a view to distribution thereof. Bowne understands that the securities purchased hereunder are restricted securities in that they have not been registered under federal or state securities laws and, as such, no securities purchased hereunder may be transferred or sold by Bowne or its nominee, except as provided below in Section 13, unless Bowne furnishes EOI with an opinion of counsel reasonably acceptable to EOI, which states that either the securities have been registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or that such proposed transfer or sale is exempt from registration under such securities laws. Bowne understands that the purchase of EOI securities may involve a substantial degree of risk and that such securities are suitable only for an investor of substantial means who has no need for liquidity in this investment. There is currently no public market for EOI's securities and none is currently


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

anticipated. Finally, Bowne represents that it has had the opportunity to obtain any and all information on EOI necessary in order for Bowne to make a decision as to the advisability of purchasing EOI securities, and has also had the opportunity to ask questions of EOI's officers regarding its businesses.

            11. Approval by EOI Board and Shareholders. On or prior to the Closing Date, the Board of Directors of EOI will have ratified and confirmed both this Agreement and the License (defined hereinafter) as binding obligations of EOI. Furthermore, to the extent that the corporate charter or by-laws of EOI may render such action necessary or desirable, or applicable law may require the same, EOI will obtain consent to and ratification of this Agreement and of the License by its shareholders on or prior to the Closing Date. On the Closing Date, EOI will supply Bowne with reasonably acceptable written evidence of such actions by its board and its shareholders.

            12. EDGAR ONLINE. One of the principal objectives of the transactions outlined in this Agreement is to involve Bowne in the sponsorship and future development and promotion of EOI's proprietary electronic service offering known as "EDGAR ONLINE". It is the basic function of this Internet service to disseminate in a convenient fashion to subscribers, with certain value-added enhancements and the omission of headers and certain coding, most of the growing volume of financial and corporate information that is being filed electronically in the Securities and Exchange Commission's EDGAR System. EOI's reasons for wishing to involve Bowne in the further development of this offering include its recognition of the marketing value of the "Bowne" name in the realm of financial and corporate reporting, as well as the considerable expertise Bowne already has with electronic filings and data management generally, and the financial resources that Bowne can bring to any such collaboration. EOI has also designed and developed, in collaboration with Bowne and its affiliates, a special version or edition of EDGAR ONLINE to be licensed exclusively to Bowne, to be known as "Bowne EDGAR ONLINE", with the following principal characteristics:

            (A) The SEC's real-time EDGAR database will be reformatted and certain value-added subsets of information will be added for on-line browsing on the World Wide Web using the EDGAR ONLINE proprietary software and will be accessible at the Web site "http://www.Edgar-online.com/bowne".

            (B) The Bowne name and proprietary logo will be prominently displayed.

            (C) If EOI upgrades EDGAR ONLINE at any time, the corresponding upgrades and enhancements will be incorporated into the service offering.

            (D) The E-mail watchlist function of EDGAR ONLINE will not be included.

            (E) Bowne and EOI will from time to time collaborate to improve the service offering with particular emphasis on the ease of accessibility of the EDGAR data and the effectiveness of the service offering as a marketing tool in the promotion of EDGAR ONLINE itself.

            (F) Bowne EDGAR ONLINE will be royalty-free and at no cost to Bowne as long as Bowne holds an equity interest in EOI, but if Bowne ceases to hold any equity interest in EOI a new royalty structure will be agreed upon through good-faith, arms-length negotiations between EOI and Bowne which are based upon the fair market value of such a service offering and which will properly reflect the contributions which Bowne will already have made in the design, development and promotion of EDGAR ONLINE and of Bowne EDGAR ONLINE.

            (G) Bowne EDGAR ONLINE will become fully operational on the Closing

Date, and Bowne and its corporate affiliates may begin making unlimited use of it on that date.

            (H) The License of the foregoing rights to EDGAR ONLINE, in substantially the form annexed hereto as Exhibit B, will be executed by EOI and Bowne no later than the Closing Date (the "License").

            13. Assignment of Stock and Other Rights. Notwithstanding anything to the contrary herein contained, Bowne or its nominee may at any time transfer all or any part of its interest in EOI to a corporate parent, subsidiary, affiliate or any other corporate or partnership entity owned or controlled by, or under common ownership or control with, Bowne (collectively a "Bowne Affiliate"). Bowne may also at any time assign its rights and/or obligations under this Agreement, including the License, to a Bowne Affiliate. In any such case, Bowne or its nominee will give written notice to EOI on or before the effective date of such a transfer or assignment. However, except as stated above, no other rights and obligations created by this Agreement may be assigned or transferred.

            14. Certain EOI Covenants. EOI, as of July 23, 1998 and thereafter, covenants and agrees that:

            (A) It will not adopt by written consent (as contrasted to adoption at a meeting) any resolution or action of the directors or shareholders of EOI unless Bowne receives notice thereof and has signed such consent.

            (B) EOI shall deliver to Bowne and Globix within 30 days of the end of each fiscal quarter and year-end a balance sheet, statement of operations and statement of cash flow prepared in accordance with United States generally accepted accounting principles consistently applied with prior periods. The statements shall be certified by the chief financial officer of EOI as so prepared; provided, however, that if the year end statement is audited by an independent public accountant, such audited statement shall be delivered to Bowne and Globix.

            (C) EOI shall not grant or give, directly or indirectly, to any present or future shareholders of EOI any greater rights as a shareholder, whether by contract or otherwise, than those granted to Bowne and Globix in this Agreement unless such rights are also concurrently offered to, and may at their option be accepted by, Bowne and/or Globix and shall include Bowne and Globix on the same terms and conditions.

            (D) EOI represents, warrants, covenants and agrees that (i) so long as the Debenture issued on July 23, 1998 to Globix (the "Debenture') is outstanding (which for the purposes of this Section 14(D) shall mean the entire term of the Debenture in the event that Globix converts the Debenture prior to maturity as a result of EOI's proposed prepayment of the Debenture (a "Forced Conversion")), EOI shall not, after July 23, 1998, issue or reserve for issuance more than 800,000 shares of Common Stock for options for the benefit of employees, directors, officers, consultants and agents without the prior written consent of Globix and Bowne, which consent shall not be unreasonably withheld or delayed and (ii) in the event Globix elects to convert the Debenture (other than as a result of a Forced Conversion) and Globix or Bowne holds of record (i.e., not through derivative securities) five (5%) percent or more of the issued and outstanding Common Stock (in such capacity, a "Principal Shareholder"), EOI shall not, after the date of such conversion, issue or reserve for issuance more than that number of shares of Common Stock for options which equals ten (10%) percent of the issued and outstanding capital stock of EOI, on a fully diluted basis, for the benefit of employees, directors, officers, consultants and agents without the prior written consent of Globix and Bowne, which consent shall not be unreasonably withheld or delayed; provided, however, that the rights of Bowne and Globix under this clause (ii) shall expire upon the earlier of (x) with respect to Globix and Bowne, at such time that Globix or Bowne, as the case may be, no longer is a Principal Shareholder,
(y) the termination of this Agreement or (z) July 23, 2003.

            15. Additional EOI Representations and Warranties. EOI represents and warrants to Bowne and Globix as of July 23, 1998 as follows, which representations and warranties shall survive the execution of the Amendment Agreement and any subsequent amendments to this Agreement:

            (A) The execution, delivery and performance by EOI of the Amendment Agreement and the Registration Rights Agreement are within EOI's corporate powers and have been duly authorized by all necessary corporate action on the part of EOI, including, without limitation, approval by the Board of Directors and, if required, the shareholders of EOI. This Amendment and the Registration Rights Agreement have been duly and validly executed by EOI and constitute the legal, valid and binding agreement of EOI enforceable against it in accordance with their respective terms.

            (B) Attached hereto as Schedule A are the names of all the holders of the issued and outstanding Common Stock of EOI on July 23, 1998 and the number of shares held by them, and except as set forth in Schedule A, there is not outstanding as of July 23, 1998 any securities, shares, rights, subscriptions, warrants or options that gives any person the right to purchase or otherwise receive or be issued any shares of capital stock or other equity interest in EOI or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interest in EOI.

            (C) All of the representations and warranties of EOI contained in
Section 8 hereof are hereby restated as though made on and as of July 23, 1998, except to the extent of revising the same to reflect the issued and outstanding Common Stock as set forth in Schedule A and to reflect that the Board of Directors currently consists of four members, one of whom is a nominee of Bowne.

            (D) True and correct copies of all the documents involved in the purchase on July 23, 1998 by Globix of a Debenture of EOI in the principal amount of $1,000,000 and a Warrant to purchase 666,667 shares of Common Stock has been provided to Bowne.

            16. Additional Representations and Warranties by the Current Shareholders. The Current Shareholders, jointly and severally, restate their representations and warranties contained in Section 9 of this Agreement as though made on and as of July 23, 1998, which representations and warranties shall survive the execution of the Amendment Agreement and any subsequent amendments to this Agreement.

            17. Additional Representations and Warranties of Bowne. Bowne restates its representations and warranties contained in Section 10 of this Agreement, other than the third sentence thereof, as though made on and as of July 23, 1998, which representations and warranties shall survive the execution of the Amendment Agreement and any subsequent amendments to this Agreement.

            18. Merger. This Agreement supersedes any and all other written agreements and understandings between the parties hereto except the Original Notes, the New Notes, the Guarantee, the Registration Rights Agreement, the License and the other documents specifically mentioned in this Agreement. The Original Note and New Notes will continue to have full force and effect in accordance with their respective terms, following the execution of this Agreement until paid in full and canceled in accordance with Section 2 and 3 hereinabove.

            19. Equitable Relief. The parties to this Agreement acknowledge that, if any one of them should fail, refuse or be unable to perform his, her or its obligations under this Agreement at the time specified for such performance, or if such failure, refusal or inability is threatened, monetary damages may be an inadequate remedy for the other party or parties who were entitled to the benefit of such performance. The parties therefore stipulate and agree that such aggrieved party or parties may at their sole option apply to a court of competent jurisdiction for equitable relief, including injunction and specific performance of the unperformed obligations. If the party or parties applying for such relief are successful in obtaining some or all of the equitable relief sought, then the parties who failed, refused or were unable to perform their obligations as required by this Agreement will bear all the court costs involved in obtaining such relief including the reasonable attorneys' fees of the aggrieved party or parties. However, regardless of whether equitable relief is in fact granted in such a case, the aggrieved party or parties will be entitled to monetary damages representing his, her or its actual losses attributable to the actual or threatened nonperformance together with reasonable legal fees and other costs of collecting such monetary damages.

            20. Notices. Any notices to be given in connection with this Agreement must be in writing and will be deemed given when received by the party for whom they are intended. Such notices shall be addressed to the respective parties at their addresses first above given and, unless delivered by hand, shall be sent by registered or certified mail with copies to each of the other parties. Notices intended for EOI shall be marked to the attention of Marc Strausberg, and those intended for Bowne shall be marked to the attention of Robert Johnson.

            21. Severability. If any one or more provisions or parts of any provision contained in this Agreement, or in any related agreement, shall for any reason be held to be invalid, illegal, unenforceable, or contrary to public policy in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had been limited or modified, consistent with its general intent, to the extent necessary in order that it shall be valid, legal and enforceable, or if it shall not be possible so to limit or modify such invalid, illegal or unenforceable provision or part of a provision, the remaining provisions or part of such provision shall remain in full force and effect as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein.

            22. Term. This Agreement shall automatically terminate upon the happening of any of the following events: dissolution of EOI; the voluntary agreement by all the parties hereto; the point in time when both Bowne and Globix own no equity interest or derivative securities in EOI; or the effectiveness of a registration statement filed under the Securities Act of 1933, as amended, covering a public offering of securities of EOI, provided that such initial public offering is underwritten and as a result of which at least 25% of the then outstanding Common Stock is publicly held and listed on a national securities exchange or on the NASDAQ National Market System.

            23. Miscellaneous. This Agreement may not be altered or amended in any way except in writing and signed by all the parties, but Horowitz shall not be required to sign unless Sections 1(C), 9(B) or 9(C) are changed. This Agreement may be executed in any number of identical counterparts, each of which when executed and delivered will be deemed to be an original, but all such counterparts will constitute one and the same instrument. This Agreement will be governed by the laws of the State of New York, wherein it has been negotiated and where Globix and Bowne are located, although it is understood that the corporate powers of EOI and the legal characteristics of its securities will, to the extent necessary, be construed in accordance with the laws of the State of Delaware, wherein it is incorporated.

            IN WITNESS WHEREOF, the respective parties have duly executed this Agreement at New York, New York, as of the date first above written.


(Seal)                  EDGAR ONLINE, INC. f/k/a Cybernet Data Systems, Inc.

                        By:

                        /s/ Tom Vos
                        --------------------------------------------
                        Tom Vos, President


(Seal)                  BOWNE & CO., INC.

                        By:

                        /s/ Bruce Bezpa
                        --------------------------------------------
                        Bruce Bezpa, Vice President


                        GLOBIX CORPORATION

                        By:

                        /s/ Marc Bell
                        --------------------------------------------
                        Marc Bell, President & CEO

                        /s/ Susan Strausberg
                        --------------------------------------------
                              Susan Strausberg

                        /s/ Marc Strausberg
                        --------------------------------------------
                              Marc Strausberg

                        /s/ Michael Horowitz
                        --------------------------------------------
                              Michael Horowitz
                              (Only as to Sections 1(C), 9(B) and 9(C))

                          REGISTRATION RIGHTS AGREEMENT

                           CYBERNET DATA SYSTEMS, INC.

                          REGISTRATION RIGHTS AGREEMENT


      This Registration Rights Agreement (the "Agreement") is made and entered
into as of the      day of     , 1998, by and between Cybernet Data Systems,
Inc., a Delaware corporation (the "Company"), and                (the
"Holder").

                             W I T N E S S E T H:

      WHEREAS, the Holder has agreed to purchase the                 (as such
terms are defined that certain Securities Purchase Agreement of even date herewith between the Company and the Holder (the "Purchase Agreement")); and

      WHEREAS, as additional consideration for the purchase of the         by
the Holder, the Company desires to grant to the Holder registration rights with respect to the Registrable Securities (as hereinafter defined);

      NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the parties hereto agree as follows:

      1. Definitions. For purposes of this Agreement:

      (a) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement or document;

      (b) The term "Registrable Securities" means (i) the Common Stock issuable
or issued upon conversion of the          or upon exercise of the         ; and
(ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's registration rights are not assigned; provided, however, that as to any particular securities that are included in Registrable Securities, such securities shall cease to be Registrable Securities when (i) such shares shall have been sold to the public pursuant to a registered public offering or (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision) under the Securities Act of 1933, as amended (the "1933 Act").

      (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are exercisable or convertible into, Registrable Securities;

      2. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holder) its Common Stock under the 1933 Act in connection with the public offering of such securities solely or substantially for cash (other than a registration relating solely to a Company stock plan or a registration on Form S-4 or on any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give the Holder written notice of such registration in accordance with subparagraph 12(c) hereof. Upon the written request of the Holder given within thirty (30) days after mailing of such notice by the Company, the Company shall use its best efforts, subject to the provisions of Paragraph 6, to cause to be registered under the Securities Act all of the Registrable Securities that the Holder has requested to be registered; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Paragraph 2 without obligation to the Holder. Notwithstanding anything to the contrary contained in this Agreement, the Company shall have the right to defer the initial filing or effectiveness of the Registration Statement (A) for such reasonable period of time until the Company receives or prepares financial statements for the fiscal period most recently ended prior to such written request, if necessary to avoid the use of stale financial statements, or (B) if the Company would be required to divulge in such Registration Statement the existence of any fact relating to a material business situation, transaction or negotiation not otherwise required to be disclosed or if the Board of Directors of the Company shall determine in good faith that the registration to be effected would not be in the best interest of the Company. The Company may impose stop-transfer instructions with respect to the Registrable Securities for any period of suspension of effectiveness of the Registration Statement.

      3. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

       (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holder, keep such registration statement effective until this Agreement is terminated pursuant to Paragraph 11 hereunder.

       (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement.

      (c) Furnish to the Holders covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

       (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders thereof, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

      (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

      (f) Notify the Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Upon such notification, the Holders shall immediately cease making offers of Registered Securities and return all prospectuses to the Company. The Company shall promptly provide the Holders with revised prospectuses and, following receipt of the revised prospectuses, the Holders shall be free to resume making offers of the Registered Securities.

      (g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

      (h) Use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed.

      4. Provision of Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

       5. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Paragraph 2 for the Holder thereof including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto, but excluding the Holder's counsel fees, underwriting discounts and commissions and to the extent appropriate a pro rata portion of the nonaccountable expense allowance of underwriters relating to Registrable Securities.

      6. Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Paragraph 2 to include any of the Holder's securities in such underwriting unless it accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of the Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

      7. Delay of Registration. The Holder shall have no right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

      8. Indemnification. In the event any Registrable Securities are included in a registration statement under this Agreement:

      (a) To the extent permitted by law, the Company will indemnify and hold harmless the Holder of such Registrable Securities, the officers and directors of each the Holder, any underwriter (as defined in the 1933 Act) for the Holder and each person, if any, who controls the Holder or underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended ("the 1934 Act"), against any losses, claims, damages or liabilities joint or several to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse each the Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subparagraph 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any of the Holder, officer, director, underwriter or controlling person.

      (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls the Holder, against any losses, claims, damages or liabilities joint or several) to which the Company or any such director, officer or controlling person may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and each the Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subparagraph 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subparagraph 8(b) exceed the gross proceeds from the offering received by the Holder.

      (c) Promptly after receipt by an indemnified party under this Paragraph 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Paragraph 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that any indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such actions, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Paragraph 8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Paragraph 8.

      (d) To provide for just and equitable contribution, if (i) an indemnified party makes a claim for indemnification pursuant to subparagraph 8(a) or 8(b) but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case, or (ii) any indemnified or indemnifying party seeks contribution under the 1933 Act, the 1934 Act, or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any officer, director, employee, agent or counsel of the Company, or any controlling person of the Company), on the one hand, and the Holders (including for this purpose any contribution by or on behalf of an indemnified party), on the other hand, shall contribute to the losses, liabilities, claims, damages, and expenses to which any of them may be subject, in such proportions as are appropriate to reflect the relative benefits received by the Company, on the one hand, and the Holders, on the other hand; provided, however, that if applicable law does not permit such allocation, then other relevant equitable considerations such as the relative fault of the Company and the Holders in connection with the facts which resulted in such losses, liabilities, claims, damages and expenses shall also be considered. The relative benefits received by the Company, on the one hand, and the Holders, on the, other hand, shall be deemed to be in the same proportion as the total proceeds from the offering received by each of the Company on the one hand and the Holders, on the other hand.

      The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied by the Company or by the Holders, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement, alleged statement, omission, or alleged omission. The Company and Holders agree that it would be unjust and inequitable if the respective obligations of the Company and the Holders for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages and expenses or by any other method of allocation that does not reflect the equitable considerations referred to in this subparagraph 8(d). No person guilty of a fraudulent misrepresentation (within the meaning of subparagraph 11(f) of the 1933 Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this subparagraph 8(d), each person, if any, who controls a Holder within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act and each officer, director, stockholder, employee, agent and counsel of the Holders shall have the same rights of contribution as the Holder, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act and each officer, director, employee, agent and counsel of the Company, shall have the same rights to contribution as the Company, subject in each case to the provisions of this subparagraph 8(d). Anything in this subparagraph 8(d) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This subparagraph 8(d) is intended to supersede any right to contribution under the 1933 Act, the 1934 Act, or otherwise.

      (e) The obligations of the Company and Holders under this Paragraph 8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

      9. Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to:

      (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public; and

      (b) file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act.

      10. Market Stand-Off' Agreement. The Holder hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Registrable Securities during a reasonable and customary period of time, as agreed to by the Company and the underwriters, not to exceed 180 days, following the effective date of a registration statement of the Company filed under the 1933 Act; provided, however, that:

      (a) such agreement shall be applicable only to the first such registration statement of the Company which covers shares (or securities) to be sold on its behalf to the public in an underwritten offering; and

      (b) Marc Strausberg, Susan Strausberg, all executive officers, directors, and shareholders who own or are deemed to own Common Stock in an amount equal to or in excess of that number of shares of Common Stock owned or deemed to be owned by Globix Corporation and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

      In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holder thereof until the end of such reasonable and customary period.

      11. Termination of Registration Rights. The Company's obligations pursuant to this Agreement shall terminate as to the Holder of Registrable Securities on the earlier of (i) when the Holder can remove the restrictive legend on the Holder's shares pursuant to Rule 144(k) under the 1933 Act (or any such successor rule) at anytime after an initial public offering or (ii) on the fifth anniversary of the date hereof.

      12. Miscellaneous.

      (a) Remedies. In the event of a breach by the Company of its obligations under this Agreement, the Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.

      (b) Agreements and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, unless such amendment, modification or supplement is in writing and signed by the parties hereto.

      (c) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this of this subparagraph 12(c):

            (i)   if to the Company:
                  Cybernet Data Systems, Inc.
                  50 Washington Street
                  Norwalk, CT 06854.

                  Copy to:

                  Mitchell C. Littman, Esq.
                  Littman Krooks Roth & Ball P.C.
                  655 Third Avenue
                  New York, NY 10017

            (ii)  if to the Holder:

                  At the address set forth in the Purchase Agreement

                  Copy to:

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; two business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged, if telecopied.

      (d) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent holders of the Registrable Shares subject to the terms hereof.

      (e) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

      (f) Headings. The headings in this Agreement are for convenience of references only and shall not limit or otherwise affect the meaning hereof.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of law provisions.

      (h) Severability. In the event that any one or more of the provisions contained herein, or the application hereof in any circumstance is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions contained herein shall not be affected or impaired thereby.

      (i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of this agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are not restrictions, promises warranties or undertakings, other than those set forth or referred to herein, concerning the registration rights granted by the Company pursuant to this Agreement.

\


      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.


                                    CYBERNET DATA SYSTEMS, INC.





                                    By:
                                       ------------------------------------

                                       Name:  Marc Strausberg
                                       Title: President and CEO



                                    HOLDER:

                                    By:
                                       ------------------------------------
                                       Title:

                                       Print Name: